Exhibit 99.1

Longfoot Communications Corp. Implements One-For-Three Reverse Stock Split and Changes Company's Symbol to OTCBB:LGFC
Tuesday November 27, 9:00 am ET

LOS ANGELES--(BUSINESS WIRE)--Longfoot Communications Corp. (OTCBB:LGFC - News) announced that effective today, November 27, 2007, shares will trade on the Over-the-Counter Bulletin Board (OTCBB), after giving effect to a one-for-three reverse stock split. Longfoot has changed its Bulletin Board trading symbol to LGFC and its new CUSIP number is 54303Q 202. Longfoot also amended its Certificate of Incorporation to increase the authorized common shares to 225,000,000 and the authorized preferred shares to 50,000,000. Arthur Lyons, President of Longfoot, said, “We expect stockholders of record on November 26, 2007 will receive a transmittal letter from the Company’s transfer agent indicating how they can exchange their current share certificates for new post-split share certificates.”

About Longfoot Communications Corp.

Upon the disposition of our operating assets in November, 2007, we became a “shell company” with no operating assets or business. Our plan of business will be to identify and evaluate a merger or other business combination with a well-capitalized operating company with growth potential. No assurance can be given as to when or if we will be successful in doing so. These factors raise substantial doubt about the Company’s ability to continue as a going concern in the short term and its business activities or profitability in the long term.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Longfoot may not proceed as contemplated, and by all other matters specified in Longfoot’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Longfoot does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Longfoot’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:
Longfoot Communications Corp.
Arthur Lyons, President
310-385-9631